Exhibit 10.4

Zugerstrasse 231
8810 Horgen
Trinseo Europe GmbH	Switzerland

Translation of the legally binding German version

EMPLOYMENT CONTRACT

between Trinseo Europe GmbH, Horgen, as employer and

Alice Heezen

as Employee is deemed effective as of 1 April 2018 according to Swiss law Art.319 ff OR (Obligationenrecht)

Article 1

On 1 April 2018, the Employee changes her role into Senior Vice President of Human Resources, in the service of the above named firm. As of 1 April 2018, this contract replaces the initial Employment Contract dated August 11, 2016.

The right is reserved to assign other work which is compatible with qualifications and experience, especially in the case of substituting for absent employees.

Article 2

This contract is for an unlimited period. A notice period of 6 months is applicable for both parties.

Article 3

The annual salary is CHF 365'000.00 gross which will be paid out in 13 installments, including a 13th month salary which is paid in December. If the employment commenced after the 1st of January and/or ends before the 31st of December, the 13th month salary will be paid pro rata. The payment for any overtime is  included in the salary; there is no entitlement to compensation or payout.

The employee is eligible for participating in the Annual Performance Award (PA) Program as well as the Long Term Incentive Program. The performance award percentage is at target 50% of the  annual base salary and the long term incentive is at target 75% of the annual base salary. Actual amounts are all subject to performance goal achievement.

Where applicable, the payment of child allowances will be made according to the guidelines of Canton Zurich.

Employee and Employer pay an equivalent amount towards the social security (AHV/IV/EO) and unemployment insurance (ALV). The employer will deduct the contributions to be made by the employee from their gross salary.

The premium for non-work related accidents is paid by the employer.

Article 4

With the begin of the employment the employee will join the pension plan of Trinseo.

Article 5

The normal working hours per week are 40 hours, 8 hours per day with gliding working hours. Unless otherwise agreed to in advance no separate overtime payments will be made nor can overtime be compensated.

Zugerstrasse 231
8810 Horgen
Trinseo Europe GmbH	Switzerland

Article 6

The employer make the employee aware of their diligence and loyalty obligations. In particular that the employee may not pass confidential facts to third parties. The employee undertakes not to disclose such information after the termination of their employment if this is necessary to protect the interests of the employer.

Additionally the employee commits to return any company property in his possession at the first time of asking.

Article 7

Other conditions of employment are covered in the Employee Handbook. Any employment conditions not covered in the Handbook are in accordance with the "Schweizerische Obligationenrecht" and all other prevailing Swiss feder al laws (such as "Arbeits-, Gleichstellungs- und Datenschutzgesetz") and cantonal regulations.

Article 8

This contract is prepared in duplicate. It becom es valid only when signed by both contractual parties.

Article 9

The contract b ecomes valid only when the necessary permit is granted by the responsible authorities. In the event that this is not obtained before commencement of employment, there are no obligations on either side.

Horgen, 26 March 2018	, the

The Employer	The employee confirms their agreement with
Trinseo Europe GmbH	the preceding contract

Alice Heezen